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                                                                   EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We have issued our report dated March 11, 2005, accompanying the consolidated financial statements in Annual Report of DCB Financial Corp (the Company) on Form 10-K for the years ended December 31, 2004 and 2003. We hereby consent to the incorporation by reference of said report in the Registration Statements of DCB Financial Corp on Form S-3, filed with the Securities and Exchange Commission (the Commission) on March 30, 1999, the Company's Form S-8, filed with the Commission on November 17, 1999, the Company's Form S-8, filed with the Commission on May 9, 2002, and the Company's Form S-8, filed with the Commission on June 18, 2004.

/s/GRANT THORNTON LLP


Cincinnati, Ohio
March 11, 2005


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